UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2011
National American University Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200 Rapid City, SD	57701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Material Compensatory Plans.
Compensation Plans
On May 2, 2011, the Board of Directors (the “Board”) of National American University Holdings, Inc. (the “Company”) approved a Chief Executive Officer Compensation Plan and a Cabinet Level Officer Compensation Plan, in connection with establishing the overall compensation levels for the executive management team of the Company for the upcoming 2012 fiscal year. The Chief Executive Officer Compensation Plan, which is applicable to Dr. Ronald L. Shape, the Company’s Chief Executive Officer, and the Cabinet Level Officer Compensation Plan, which is applicable to the Company’s other executive officers, including Ms. Michaelle Holland, a named executive officer and the Company’s Regional President for the East/Southeast regions (together, the “Plans”), will become effective on June 1, 2011. Each Plan has a base salary component, quarterly achievement award component and an annual achievement award component.
Base Salary
Under his Plan, Dr. Shape’s annual base salary for fiscal 2012 will be increased to $427,500. Under her Plan, Ms. Holland’s annual base salary for fiscal 2012 will be increased to $250,000.
Quarterly Achievement Award
The Plans provide for a quarterly achievement award based on meeting the Company’s budgeted quarterly pre-tax profit margins and certain quarterly organizational objectives related to institutional effectiveness goals. For each fiscal quarter in which the Company achieves the budgeted quarterly pre-tax profit margins, Dr. Shape would receive an award equal to 8.75% of his annual base salary and Ms. Holland would receive an award equal to 5% of her annual base salary. In addition, for each fiscal quarter in which the Company achieves the budgeted quarterly objectives related to institutional effectiveness, Dr. Shape would receive an award equal to 8.75% of his annual base salary and Ms. Holland would receive an award equal to 5% of her annual base salary. The maximum amount of quarterly achievement awards that Dr. Shape and Ms. Holland may be entitled to receive in fiscal 2012 is 70% and 40% of his and her annual base salaries, respectively.
Annual Achievement Award
The annual achievement award component is determined by a percentage of the excess of the amount of the Company’s actual earnings before interest and taxes, or EBIT, over the budgeted EBIT for the 2012 fiscal year. To the extent the Company’s actual EBIT for fiscal 2012 exceeds the Company’s budgeted EBIT for fiscal 2012, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool. Under the annual achievement award component, Dr. Shape will receive 25% of the amount in the award pool and Ms. Holland will receive 16% of the amount in the award pool. The maximum amount of the annual achievement award that Dr. Shape and Ms. Holland may be entitled to receive in fiscal 2012 is 80% and 60% of his and her annual base salaries, respectively.
The foregoing descriptions of the Plans do not purport to be complete and are qualified in their entirety by reference to the full text of the Plans, which are filed as exhibits to this Current Report on Form 8-K.

Long-term Equity-Based Awards
In addition to the Plans, the Board also approved long-term equity-based awards to the Chief Executive Officer and other members of the executive management team of the Company for fiscal year 2012. The Board approved granting of $171,000 worth of restricted stock units and $256,5000 worth of stock options to Dr. Shape in fiscal year 2012. The Board also approved grants of $42,000 worth of restricted stock units and $63,000 worth of stock options to Ms. Holland in fiscal year 2012. The actual number of restricted stock units and stock options will be determined on the Company’s next grant date, using 85% of the then-current stock price for the restricted stock units and a Black Scholes valuation for the stock options (using an industry volatility rate), each rounded to the nearest 100 shares.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Chief Executive Officer Compensation Plan

10.2	Cabinet Level Officer Compensation Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.
By:	/s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer

Date: May 6, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Chief Executive Officer Compensation Plan

10.2	Cabinet Level Officer Compensation Plan